Boise Cascade Company	Exhibit 99.1
1111 West Jefferson Street, Suite 300
Boise, ID 83702

News Release

Investor Relations Contact - Wayne Rancourt 208 384 6073	Media Contact - Lisa Tschampl 208 384 6552

For Immediate Release: February 22, 2021

Boise Cascade Company Reports Fourth Quarter and Full Year 2020 Results

BOISE, Idaho - Boise Cascade Company ("Boise Cascade," the "Company," "we," or "our") (NYSE: BCC) today reported fourth quarter net income of $26.0 million, or $0.66 per share, on sales of $1.5 billion. For the full year 2020, Boise Cascade reported net income of $175.0 million, or $4.44 per share, on sales of $5.5 billion. Fourth quarter and full year earnings per share were negatively impacted by $1.10 per share and $1.69 per share, respectively, related to the events further described below.

Fourth quarter 2020 results included the following non-cash items that negatively effected reported earnings (after-tax amounts assume a 25% tax rate):

•$6.2 million of pre-tax pension settlement charges, or $0.12 per share after-tax, related to the elimination of our qualified defined benefit pension plan (Plan Termination).

•$38.8 million of income tax expense, or $0.98 per share, related to the release of stranded tax effects upon Plan Termination.

Full year 2020 results include the above items, as well as the following:

•$15.0 million and $1.7 million, respectively, of pre-tax accelerated depreciation and other curtailment related costs, or $0.32 per share after-tax, due to the permanent curtailment of I-joist production at our Roxboro, North Carolina, facility.

•$14.0 million pre-tax loss on extinguishment of debt, or $0.27 per share after-tax, as the Company refinanced its senior notes at a lower interest rate with an extended maturity.

For further information, see "Balance Sheet and Liquidity" and "Wood Products" below.

    “In the face of many challenges presented by extraordinary market conditions and the pandemic, I am proud that we delivered the best safety performance in our Company’s history in 2020. Our associates showed great resilience, and we fully leveraged our proven values to provide direction and clarity to our team during these unprecedented times,” commented Nate Jorgensen, CEO. “We reinvested in our businesses through door shop expansions in Texas, facility expansions in a few key distribution markets, and the log utilization center project at our Florien mill. We also provided dividends to our shareholders and supported our team and communities in response to natural disasters in Louisiana and Oregon. I am optimistic and confident about 2021 and the future of Boise Cascade.”

Fourth Quarter and Year End 2020 Highlights

	4Q 2020	4Q 2019	% change	2020	2019	% change
	(in thousands, except per-share data and percentages)
Consolidated Results
Sales	$1,472,231	$1,101,713	34%	$5,474,838	$4,643,404	18%
Net income	26,001	14,647	78%	174,979	80,925	116%
Net income per common share - diluted	0.66	0.37	78%	4.44	2.06	116%
Adjusted EBITDA [1]	113,139	45,243	150%	423,098	214,575	97%
Segment Results
Wood Products sales	$358,661	$296,286	21%	$1,323,901	$1,275,167	4%
Wood Products income	40,848	8,062	407%	127,720	54,197	136%
Wood Products EBITDA [1]	54,517	22,651	141%	198,861	111,868	78%
Building Materials Distribution sales	1,330,078	986,969	35%	4,952,018	4,137,719	20%
Building Materials Distribution income	67,081	26,254	156%	247,494	116,236	113%
Building Materials Distribution EBITDA [1]	72,927	31,585	131%	269,954	137,005	97%
1 For reconciliations of non-GAAP measures, see summary notes at the end of this press release.

As both a manufacturer and a distributor, our 2020 financial results were favorably impacted by higher commodity wood products pricing compared to pricing in 2019. During 2020, our business experienced rapidly evolving market conditions and economic uncertainties surrounding the impact of COVID-19, and various restrictions that limited residential construction activity. In response to COVID-19 uncertainties, early in the second quarter, our Wood Products segment and many other producers in our industry reduced production levels. In addition, many companies involved in the manufacture and distribution of building materials dramatically reduced inventory levels in late first quarter and early second quarter in response to falling commodity wood products prices and future demand uncertainty. As restrictions were loosened or rescinded, construction activity resumed mid-second quarter and continued at a robust pace throughout the remainder of 2020. Across commodity product lines, product demand in the third quarter exceeded supply, and producers struggled to restore capacity because of COVID-19 related disruptions and natural disasters, causing significant increases in commodity products prices. In the fourth quarter, composite lumber and panel prices fell sharply during October and November 2020 before a strong pricing rebound in December 2020. Our BMD warehouse sales were strong throughout the third and fourth quarters as our retail lumberyard customers relied on our broad base of inventory and high service levels to minimize their working capital investment given COVID-19 related uncertainties and historically high commodity product prices. In addition, we have had strong demand from our home center customers in response to elevated repair and remodel and "do-it-yourself" activity as people are spending more time at home during the pandemic.

In the fourth quarter 2020, total U.S. housing starts increased 12% compared to the same period in 2019. Single-family housing starts, the primary driver of our sales volumes, also increased 30%. For the full year 2020, total and single-family housing starts increased 7% and 12%, respectively, compared with the same period in 2019.

Wood Products

    Wood Products' sales, including sales to Building Materials Distribution (BMD), increased $62.4 million, or 21%, to $358.7 million for the three months ended December 31, 2020, from $296.3 million for the three months ended December 31, 2019. The increase in sales was driven primarily by higher plywood and lumber prices, as well as higher sales volumes for I-joists. Demand for plywood in fourth quarter 2020 far outpaced industry production levels, driving the continued favorable pricing. These increases were offset partially by decreased net sales prices for LVL and I-joists (collectively referred to as EWP), as well as lower sales volumes for plywood and LVL. Wood Products' segment income increased $32.8 million to $40.8 million for the three months ended December 31, 2020, from $8.1 million for the three months ended December 31, 2019. The increase in segment income was due primarily to higher plywood and lumber sales prices, as well as higher I-joists sales volumes. These improvements were offset partially by higher wood fiber costs, as well as lower net sales prices of EWP.

For the year ended December 31, 2020, sales, including sales to BMD, increased $48.7 million, or 4%, to $1,323.9 million from $1,275.2 million in 2019. The increase in sales was driven primarily by higher plywood prices, as well as higher sales volumes for I-joists. These increases were offset partially by lower sales volumes of plywood and LVL, and lower net sales prices for EWP. The lower volume for plywood sales reflects our continued work to optimize veneer into EWP production, as well as periodic short-term disruptions related to COVID-19. Wood Products' segment income increased $73.5 million to $127.7 million for the year ended December 31, 2020, from $54.2 million for the year ended December 31, 2019. The increase in segment income was due primarily to higher plywood sales prices, as well as higher I-joist sales volumes and lower manufacturing costs. These improvements were offset partially by accelerated depreciation of $15.0 million and other closure-related costs of $1.7 million at our Roxboro, North Carolina facility, as well as lower EWP prices and higher wood fiber costs. In addition, selling and distribution expenses increased $1.9 million.

    Comparative average net selling prices and sales volume changes for EWP and plywood are as follows:

	4Q 2020 vs. 4Q 2019	2020 vs. 2019

Average Net Selling Prices
LVL	(3)%	(2)%
I-joists	(4)%	(2)%
Plywood	62%	30%
Sales Volumes
LVL	(2)%	(3)%
I-joists	27%	6%
Plywood	(3)%	(6)%

Building Materials Distribution

    BMD's sales increased $343.1 million, or 35%, to $1,330.1 million for the three months ended December 31, 2020, from $987.0 million for the three months ended December 31, 2019. Compared with the same quarter in the prior year, the overall increase in sales was driven by sales price and sales volume increases of 26% and 9%, respectively. By product line, commodity sales increased 62%, general line product sales increased 16%, and sales of EWP (substantially all of which is sourced through our Wood Products segment) increased 15%. BMD segment income increased $40.8 million to $67.1 million for the three months ended December 31, 2020, from $26.3 million in the comparative prior year quarter. The improvement in segment income was driven by a gross margin increase of $45.4 million, resulting primarily from improved gross margins on commodity products, as well as higher sales of general line products and EWP compared with fourth quarter 2019. The increase in gross margin during fourth quarter 2020 was offset partially by increased selling and distribution expenses of $4.1 million.

For the year ended December 31, 2020, sales increased $814.3 million, or 20%, to $4,952.0 million from $4,137.7 million in 2019. The increase in sales was driven by a sales price and sales volume increases of 13% and 7%, respectively. By product line, commodity sales increased 34%, general line product sales increased 11%, and sales of EWP increased 6%. BMD segment income increased $131.3 million to $247.5 million for the year ended December 31, 2020, from $116.2 million for the year ended December 31, 2019. The increase in segment income was driven by a gross margin increase of $173.0 million, resulting primarily from improved gross margins on commodity products, as well as higher sales of general line products compared with 2019. The margin improvement was offset partially by increased selling and distribution expenses and general and administrative expenses of $35.7 million and $4.2 million, respectively.

Unallocated Corporate Costs

Unallocated corporate expenses increased $6.2 million to $40.2 million for the year ended December 31, 2020, from $34.0 million for the year ended December 31, 2019. The increase was due primarily to higher incentive compensation and business interruption losses. As part of our self-insured risk retention program, corporate absorbed approximately $3.5 million of estimated business interruption losses at Wood Products facilities in 2020. The losses resulted from downtime at our Louisiana manufacturing facilities due to hurricanes and from a fire-related production disruption at our Chester, South Carolina, plywood plant.

Balance Sheet and Liquidity

    Boise Cascade ended fourth quarter 2020 with $405.4 million of cash and cash equivalents and $345.2 million of undrawn committed bank line availability, for total available liquidity of $750.6 million. The Company had $443.8 million of outstanding debt at December 31, 2020.

On July 27, 2020, we issued $400 million of 4.875% senior notes due July 1, 2030 (2030 Notes). With proceeds from the 2030 Notes issuance, we retired $350 million of 5.625% senior notes due 2024 (2024 Notes) and paid-off our American AgCredit term loan of $45.0 million. In connection with these transactions, we recognized a pre-tax loss on extinguishment of debt of $14.0 million during 2020.

In December 2020, we eliminated our qualified defined benefit pension plan (Pension Plan). The process of eliminating the Pension Plan included lump-sum payments made to eligible plan participants at their election and the purchase of a buy-out group annuity contract (Buy-Out) from The Prudential Insurance Company of America (Prudential), which was funded with plan assets. When the Buy-Out became effective on December 31, 2020, we irrevocably transferred to Prudential the future benefit obligations and annuity administration for all remaining plan participants (or their beneficiaries) in the Pension Plan. These transactions fully eliminated the liabilities of our Pension Plan, resulting in a non-cash settlement charge of $6.2 million in fourth quarter 2020.

Prior to the Plan Termination, "Accumulated other comprehensive loss" on our Consolidated Balance Sheet included the stranded tax effects of our conversion from a limited liability company to a corporation in 2013 and the adoption of the Tax Cuts and Jobs Act (the "Tax Act") in 2017. Upon Plan Termination, these stranded tax effects of $38.8 million were required to be released into income tax expense under GAAP. For additional information on the Plan Termination, see our Form 10-K for the year ended December 31, 2020, filed with the Securities and Exchange Commission.

We expect capital expenditures in 2021 to total approximately $80 million to $90 million. This level of capital expenditures could increase or decrease as a result of a number of factors, including acquisitions, efforts to accelerate organic growth, exercise of lease purchase options, our financial results, future economic conditions, and timing of equipment purchases.

Dividends

    On February 5, 2021, our board of directors declared a dividend of $0.10 per share of our common stock, payable on March 15, 2021, to stockholders of record on February 22, 2021.

    Future dividend declarations, including amount per share, record date and payment date, will be made at the discretion of our board of directors and will depend upon, among other things, legal capital requirements and surplus, our future operations and earnings, general financial condition, contractual restrictions, and other factors that our board of directors may deem relevant.

Outlook

    As we begin 2021, Wood Products continues to experience periodic short-term disruptions at many locations due to COVID-19 as we continue to make efforts to restore production rates to pre-COVID-19 levels in response to strong end-product demand, particularly for our EWP. In addition, we have experienced COVID-19 related short-term disruptions at our BMD locations and our activity levels across our distribution network continue to vary widely as COVID-19 impacts geographies across the U.S. to differing degrees, and federal, state, or local restrictions are implemented or rescinded. To date, we have not experienced significant supply chain disruptions that would limit our ability to meet customer delivery commitments or source the necessary raw materials and finished goods needed by our operations. We continue to conduct business with modifications to mill and distribution center housekeeping and cleanliness protocols, employee travel, employee work locations, and virtualization or cancellation of certain sales and marketing events, among other modifications. In addition, we continue to actively monitor evolving developments and may take actions that alter our business operations as may be required by federal, state, or local authorities, or that we determine are in the best interests of our employees, customers, suppliers, communities, and stockholders.

    While there continues to be a heightened level of economic uncertainty due to the pandemic, low mortgage rates, continuation of work-from-home practices by many in the economy, and demographics in the U.S. have created a favorable demand environment for new residential construction, which we expect to continue in 2021. Furthermore, with homeowners spending more time at home, repair and remodel spending may remain elevated as homeowners invest in existing homes. As of February 2021, the Blue Chip Economic Indicators consensus forecast for 2021 single- and multi-family housing starts in the U.S. was 1.51 million units, compared with actual housing starts of 1.38 million in 2020 and 1.29 million in 2019, as reported by the U.S. Census Bureau. Although we believe that current U.S. demographics support the higher level of forecasted housing starts, and many national home builders are reporting strong near-term backlogs, the impacts of COVID-19 on residential construction and residential repair-and-remodeling activity are uncertain.

    Strong demand when coupled with capacity constraints in late fourth quarter 2020 and early first quarter 2021 created supply/demand imbalances in the marketplace and historically high pricing levels for commodity lumber and panel products. As a wholesale distributor of a broad mix of commodity products and a manufacturer of certain commodity products, our sales and profitability are influenced by changes in commodity product prices.

About Boise Cascade

    Boise Cascade Company is one of the largest producers of engineered wood products and plywood in North America and a leading U.S. wholesale distributor of building products. For more information, please visit the Company's website at www.bc.com.

Webcast and Conference Call

    Boise Cascade will host a webcast and conference call to discuss fourth quarter and full year earnings on Tuesday, February 23, 2021, at 11 a.m. Eastern.

    To participate in the conference call, dial 844-795-4410 and use participant passcode 9687894 (international callers should dial 661-378-9637). To join the webcast, go to the Investor Relations section at www.bc.com and select the Event Calendar link.

    A replay of the conference call will be available from Tuesday, February 23, 2021, at 2 p.m. Eastern through Tuesday, March 2, 2021, at 2 p.m. Eastern. Replay numbers are 855-859-2056 for U.S. callers and 404-537-3406 for international callers with a passcode of 9687894. The archived webcast will be available in the Investor Relations section of Boise Cascade's website.

Use of Non-GAAP Financial Measures

    We refer to the terms EBITDA and Adjusted EBITDA in this earnings release and the accompanying Quarterly Statistical Information as supplemental measures of our performance and liquidity that are not required by or presented in accordance with generally accepted accounting principles in the United States (GAAP). We define EBITDA as income (loss) before interest (interest expense and interest income), income taxes, and depreciation and amortization. Additionally, we disclose Adjusted EBITDA, which further adjusts EBITDA to exclude the change in fair value of interest rate swaps and loss on extinguishment of debt.

    We believe EBITDA and Adjusted EBITDA are meaningful measures because they present a transparent view of our recurring operating performance and allow management to readily view operating trends, perform analytical comparisons, and identify strategies to improve operating performance. We also believe EBITDA and Adjusted EBITDA are useful to investors because they provide a means to evaluate the operating performance of our segments and our Company on an ongoing basis using criteria that are used by our management and because they are frequently used by investors and other interested parties when comparing companies in our industry that have different financing and capital structures and/or tax rates. EBITDA and Adjusted EBITDA, however, are not measures of our liquidity or financial performance under GAAP and should not be considered as alternatives to net income (loss), income (loss) from operations, or any other performance measure derived in accordance with GAAP or as alternatives to cash flow from operating activities as a measure of our liquidity. The use of EBITDA and Adjusted EBITDA instead of net income (loss) or segment income (loss) have limitations as analytical tools, including: the inability to determine profitability; the exclusion of interest expense, interest income, and associated significant cash requirements; and the exclusion of depreciation and amortization, which represent unavoidable operating costs. Management compensates for these limitations by relying on our GAAP results. Our measures of EBITDA and Adjusted EBITDA are not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the methods of calculation.

Forward-Looking Statements

    This press release includes statements about our expectations of future operational and financial performance that are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements preceded or followed by, or that otherwise include, the words "believes," "expects," "anticipates," "intends," "project," "estimates," "plans," "forecast," "is likely to," and similar expressions or future or conditional verbs such as "will," "may," "would," "should," and "could" are generally forward-looking in nature and not historical facts. Such statements are based upon the current beliefs and expectations of our management and are subject to significant risks and uncertainties. The accuracy of such statements is subject to a number of risks, uncertainties, and assumptions that could cause our actual results to differ materially from those projected, including, but not limited to, prices for building products, changes in the competitive position of our products, commodity input costs, the effect of general economic conditions, the effect of COVID-19, mortgage rates and availability, housing demand, housing vacancy rates, governmental regulations, unforeseen production disruptions, as well as natural disasters. These and other factors that could cause actual results to differ materially from such forward-looking statements are discussed in greater detail in our filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the date of this press release. We undertake no obligation to revise them in light of new information. Finally, we undertake no obligation to review or confirm analyst expectations or estimates that might be derived from this release.

Boise Cascade Company
Consolidated Statements of Operations
(in thousands, except per-share data)

	Three Months Ended			Year Ended
	December 31		September 30, 2020	December 31
	2020	2019		2020	2019

Sales	$1,472,231	$1,101,713	$1,589,313	$5,474,838	$4,643,404

Costs and expenses
Materials, labor, and other operating expenses (excluding depreciation)	1,233,182	939,375	1,261,697	4,536,051	3,965,776
Depreciation and amortization	19,909	20,501	20,029	95,169	80,141
Selling and distribution expenses	102,366	98,280	122,884	428,279	390,739
General and administrative expenses	17,737	19,008	26,060	78,636	71,072
Loss on curtailment of facility	—	—	—	1,707	—
Other (income) expense, net	(103)	(226)	71	(33)	(783)
	1,373,091	1,076,938	1,430,741	5,139,809	4,506,945

Income from operations	99,140	24,775	158,572	335,029	136,459

Foreign currency exchange gain	556	239	265	357	449
Pension expense (excluding service costs)	(6,466)	(272)	(302)	(7,457)	(2,474)
Interest expense	(6,167)	(6,596)	(7,002)	(26,223)	(26,051)
Interest income	41	1,066	113	999	2,811
Change in fair value of interest rate swaps	255	140	147	(2,426)	(2,963)
Loss on extinguishment of debt	—	—	(13,968)	(13,968)	—
	(11,781)	(5,423)	(20,747)	(48,718)	(28,228)

Income before income taxes	87,359	19,352	137,825	286,311	108,231
Income tax provision	(61,358)	(4,705)	(34,633)	(111,332)	(27,306)
Net income	$26,001	$14,647	$103,192	$174,979	$80,925

Weighted average common shares outstanding:
Basic	39,317	39,093	39,315	39,277	39,039
Diluted	39,587	39,418	39,526	39,431	39,242

Net income per common share:
Basic	$0.66	$0.37	$2.62	$4.45	$2.07
Diluted	$0.66	$0.37	$2.61	$4.44	$2.06

Dividends declared per common share	$0.10	$1.10	$1.70	$2.00	$1.37

See accompanying summary notes to consolidated financial statements and segment information.

Wood Products Segment
Statements of Operations
(in thousands, except percentages)

	Three Months Ended			Year Ended
	December 31		September 30, 2020	December 31
	2020	2019		2020	2019

Segment sales	$358,661	$296,286	$363,674	$1,323,901	$1,275,167

Costs and expenses
Materials, labor, and other operating expenses (excluding depreciation)	292,425	261,611	268,930	1,075,015	1,117,540
Depreciation and amortization	13,669	14,589	13,938	71,141	57,671
Selling and distribution expenses	8,147	8,201	9,684	33,367	31,485
General and administrative expenses	3,508	3,962	5,084	15,055	14,442
Loss on curtailment of facility	—	—	—	1,707	—
Other (income) expense, net	64	(139)	3	(104)	(168)
	317,813	288,224	297,639	1,196,181	1,220,970

Segment income	$40,848	$8,062	$66,035	$127,720	$54,197

	(percentage of sales)

Segment sales	100.0%	100.0%	100.0%	100.0%	100.0%

Costs and expenses
Materials, labor, and other operating expenses (excluding depreciation)	81.5%	88.3%	73.9%	81.2%	87.6%
Depreciation and amortization	3.8%	4.9%	3.8%	5.4%	4.5%
Selling and distribution expenses	2.3%	2.8%	2.7%	2.5%	2.5%
General and administrative expenses	1.0%	1.3%	1.4%	1.1%	1.1%
Loss on curtailment of facility	—%	—%	—%	0.1%	—%
Other (income) expense, net	—%	—%	—%	—%	—%
	88.6%	97.3%	81.8%	90.4%	95.7%

Segment income	11.4%	2.7%	18.2%	9.6%	4.3%

Building Materials Distribution Segment
Statements of Operations
(in thousands, except percentages)

	Three Months Ended			Year Ended
	December 31		September 30, 2020	December 31
	2020	2019		2020	2019

Segment sales	$1,330,078	$986,969	$1,437,683	$4,952,018	$4,137,719

Costs and expenses
Materials, labor, and other operating expenses (excluding depreciation)	1,156,836	859,102	1,201,722	4,258,784	3,617,477
Depreciation and amortization	5,846	5,331	5,686	22,460	20,769
Selling and distribution expenses	94,162	90,027	113,146	394,689	359,039
General and administrative expenses	6,322	6,365	9,282	28,945	24,785
Other (income) expense, net	(169)	(110)	(54)	(354)	(587)
	1,262,997	960,715	1,329,782	4,704,524	4,021,483

Segment income	$67,081	$26,254	$107,901	$247,494	$116,236

	(percentage of sales)

Segment sales	100.0%	100.0%	100.0%	100.0%	100.0%

Costs and expenses
Materials, labor, and other operating expenses (excluding depreciation)	87.0%	87.0%	83.6%	86.0%	87.4%
Depreciation and amortization	0.4%	0.5%	0.4%	0.5%	0.5%
Selling and distribution expenses	7.1%	9.1%	7.9%	8.0%	8.7%
General and administrative expenses	0.5%	0.6%	0.6%	0.6%	0.6%
Other (income) expense, net	—%	—%	—%	—%	—%
	95.0%	97.3%	92.5%	95.0%	97.2%

Segment income	5.0%	2.7%	7.5%	5.0%	2.8%

Segment Information
(in thousands)

	Three Months Ended			Year Ended
	December 31		September 30, 2020	December 31
	2020	2019		2020	2019
Segment sales
Wood Products	$358,661	$296,286	$363,674	$1,323,901	$1,275,167
Building Materials Distribution	1,330,078	986,969	1,437,683	4,952,018	4,137,719
Intersegment eliminations	(216,508)	(181,542)	(212,044)	(801,081)	(769,482)
Total net sales	$1,472,231	$1,101,713	$1,589,313	$5,474,838	$4,643,404

Segment income
Wood Products	$40,848	$8,062	$66,035	$127,720	$54,197
Building Materials Distribution	67,081	26,254	107,901	247,494	116,236
Total segment income	107,929	34,316	173,936	375,214	170,433
Unallocated corporate costs	(8,789)	(9,541)	(15,364)	(40,185)	(33,974)
Income from operations	$99,140	$24,775	$158,572	$335,029	$136,459

Segment EBITDA (a)
Wood Products	$54,517	$22,651	$79,973	$198,861	$111,868
Building Materials Distribution	72,927	31,585	113,587	269,954	137,005

See accompanying summary notes to consolidated financial statements and segment information.

Boise Cascade Company
Consolidated Balance Sheets
(in thousands)

	December 31, 2020	December 31, 2019

ASSETS

Current
Cash and cash equivalents	$405,382	$285,237
Receivables
Trade, less allowances of $1,111 and $591	375,865	215,894
Related parties	201	568
Other	15,067	15,184
Inventories	503,480	497,596
Prepaid expenses and other	8,860	8,285
Total current assets	1,308,855	1,022,764

Property and equipment, net	461,456	476,949
Operating lease right-of-use assets	62,447	64,228
Finance lease right-of-use assets	29,523	21,798
Timber deposits	11,761	12,287
Goodwill	60,382	60,382
Intangible assets, net	16,574	17,797
Deferred income taxes	7,460	7,952
Other assets	7,260	9,194
Total assets	$1,965,718	$1,693,351

Boise Cascade Company
Consolidated Balance Sheets (continued)
(in thousands, except per-share data)

	December 31, 2020	December 31, 2019

LIABILITIES AND STOCKHOLDERS' EQUITY

Current
Accounts payable
Trade	$307,653	$222,930
Related parties	1,199	1,624
Accrued liabilities
Compensation and benefits	118,400	83,943
Income taxes payable	8,101	—
Interest payable	8,477	6,723
Other	80,172	69,772
Total current liabilities	524,002	384,992

Debt
Long-term debt	443,792	440,544

Other
Compensation and benefits	25,951	45,586
Operating lease liabilities, net of current portion	56,001	58,029
Finance lease liabilities, net of current portion	31,607	23,419
Deferred income taxes	18,263	26,694
Other long-term liabilities	15,303	12,757
	147,125	166,485

Commitments and contingent liabilities

Stockholders' equity
Preferred stock, $0.01 par value per share; 50,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.01 par value per share; 300,000 shares authorized, 44,568 and 44,353 shares issued, respectively	446	444
Treasury stock, 5,367 shares at cost	(138,909)	(138,909)
Additional paid-in capital	538,006	533,345
Accumulated other comprehensive loss	(1,078)	(50,248)
Retained earnings	452,334	356,698
Total stockholders' equity	850,799	701,330
Total liabilities and stockholders' equity	$1,965,718	$1,693,351

Boise Cascade Company
Consolidated Statements of Cash Flows
(in thousands)

	Year Ended December 31
	2020	2019
Cash provided by (used for) operations
Net income	$174,979	$80,925
Items in net income not using (providing) cash
Depreciation and amortization, including deferred financing costs and other	97,131	82,377
Stock-based compensation	7,820	7,973
Pension expense	8,125	3,121
Deferred income taxes	27,497	9,025
Change in fair value of interest rate swaps	2,426	2,963
Loss on curtailment of facility (excluding severance)	1,476	—
Other	169	(353)
Loss on extinguishment of debt	13,968	—
Decrease (increase) in working capital, net of acquisitions
Receivables	(159,906)	2,160
Inventories	(6,249)	40,176
Prepaid expenses and other	(1,133)	(132)
Accounts payable and accrued liabilities	131,541	5,212
Pension contributions	(12,759)	(5,238)
Income taxes payable	9,022	19,387
Other	409	(1,949)
Net cash provided by operations	294,516	245,647

Cash provided by (used for) investment
Expenditures for property and equipment	(79,429)	(82,720)
Acquisitions of businesses and facilities	—	(15,676)
Proceeds from sales of facilities	—	2,493
Proceeds from sales of assets and other	713	1,838
Net cash used for investment	(78,716)	(94,065)

Cash provided by (used for) financing
Borrowings of long-term debt, including revolving credit facility	400,000	5,500
Payments of long-term debt, including revolving credit facility	(405,774)	(5,500)
Payments of deferring financing costs	(6,222)	—
Dividends paid on common stock	(79,195)	(53,954)
Tax withholding payments on stock-based awards	(3,309)	(3,574)
Other	(1,155)	(488)
Net cash used for financing	(95,655)	(58,016)

Net increase in cash and cash equivalents	120,145	93,566

Balance at beginning of the period	285,237	191,671

Balance at end of the period	$405,382	$285,237

Summary Notes to Consolidated Financial Statements and Segment Information
    The Consolidated Statements of Operations, Segment Statements of Operations, Consolidated Balance Sheets, Consolidated Statements of Cash Flows, and Segment Information presented herein do not include the notes accompanying the Company's Consolidated Financial Statements and should be read in conjunction with the Company’s 2020 Form 10-K and the Company's other filings with the Securities and Exchange Commission. Net income for all periods presented involved estimates and accruals.
(a)EBITDA represents income before interest (interest expense and interest income), income taxes, and depreciation and amortization. Additionally, we disclose Adjusted EBITDA, which further adjusts EBITDA to exclude the change in fair value of interest rate swaps and loss on extinguishment of debt. The following table reconciles net income to EBITDA and Adjusted EBITDA for the three months ended December 31, 2020 and 2019, and September 30, 2020, and the year ended December 31, 2020 and 2019:

	Three Months Ended			Year Ended
	December 31		September 30, 2020	December 31
	2020	2019		2020	2019
	(in thousands)
Net income	$26,001	$14,647	$103,192	$174,979	$80,925
Interest expense	6,167	6,596	7,002	26,223	26,051
Interest income	(41)	(1,066)	(113)	(999)	(2,811)
Income tax provision	61,358	4,705	34,633	111,332	27,306
Depreciation and amortization	19,909	20,501	20,029	95,169	80,141
EBITDA	113,394	45,383	164,743	406,704	211,612
Change in fair value of interest rate swaps	(255)	(140)	(147)	2,426	2,963
Loss on extinguishment of debt	—	—	13,968	13,968	—
Adjusted EBITDA	$113,139	$45,243	$178,564	$423,098	$214,575

The following table reconciles segment income and unallocated corporate costs to EBITDA and adjusted EBITDA for the three months ended December 31, 2020 and 2019, and September 30, 2020, and the year ended December 31, 2020 and 2019:

	Three Months Ended			Year Ended
	December 31		September 30, 2020	December 31
	2020	2019		2020	2019
	(in thousands)
Wood Products
Segment income	$40,848	$8,062	$66,035	$127,720	$54,197
Depreciation and amortization	13,669	14,589	13,938	71,141	57,671
EBITDA	$54,517	$22,651	$79,973	$198,861	$111,868

Building Materials Distribution
Segment income	$67,081	$26,254	$107,901	$247,494	$116,236
Depreciation and amortization	5,846	5,331	5,686	22,460	20,769
EBITDA	$72,927	$31,585	$113,587	$269,954	$137,005

Corporate
Unallocated corporate costs	$(8,789)	$(9,541)	$(15,364)	$(40,185)	$(33,974)
Foreign currency exchange gain	556	239	265	357	449
Pension expense (excluding service costs)	(6,466)	(272)	(302)	(7,457)	(2,474)
Change in fair value of interest rate swaps	255	140	147	(2,426)	(2,963)
Loss on extinguishment of debt	—	—	(13,968)	(13,968)	—
Depreciation and amortization	394	581	405	1,568	1,701
EBITDA	(14,050)	(8,853)	(28,817)	(62,111)	(37,261)
Change in fair value of interest rate swaps	(255)	(140)	(147)	2,426	2,963
Loss on extinguishment of debt	—	—	13,968	13,968	—
Corporate adjusted EBITDA	$(14,305)	$(8,993)	$(14,996)	$(45,717)	$(34,298)

Total company adjusted EBITDA	$113,139	$45,243	$178,564	$423,098	$214,575